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                    January 4, 2023

       David Hytha
       Chief Financial Officer
       Crypto 1 Acquisition Corp
       1221 Brickell Avenue, Suite 900
       Miami, FL 33131

                                                        Re: Crypto 1
Acquisition Corp
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-41124

       Dear David Hytha:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Jonathan Talcott